Exhibit 4.1

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 21, 2003, by and between GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 (the “Company”), and FINNEGAN HENDERSON FARABOW GARRETT & DUNNER, LLP, a limited liability partnership with an office at 1300 I Street, N.W., Suite 700, Washington, D.C. 20005-3315 (the “Acquirer”).

A.	The Company has agreed to issue Two Hundred Fifty Thousand Four Hundred Sixty-Five (250,465) shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) to Acquirer in payment of fees for services provided by the Acquirer (the “Services”).

B.	The Acquirer and the Company desire to specify the terms and conditions of the Company’s issuance of such common stock.

THE PARTIES AGREE AS FOLLOWS:

1.	ISSUANCE OF SHARES. The Acquirer hereby acquires and the Company hereby issues to Acquirer TWO HUNDRED FIFTY THOUSAND FOUR HUNDRED SIXTY-FIVE (250,465)shares (the “Shares”) of Common Stock in consideration of the Services.

2.	OTHER RESTRICTIONS ON RESALE OF SHARES.

2.1.	Legends. The Acquirer understands and acknowledges that the Shares are not registered under the Securities Act of 1933 (the “Act”) and that under the Act and other applicable laws the Acquirer may be required to hold such Shares for an indefinite period of time. Each stock certificate representing Shares shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES SHALL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 21, 2003. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE SECRETARY OF THE COMPANY.”

3.   REGISTRATION RIGHTS

3.1.	The Company agrees to file with the Securities and Exchange Commission (“Commission”), as promptly as practicable and in any event within thirty (30) business days after the execution of this Agreement by both parties, a registration statement under the Act (the “Registration Statement”), on Form S-3 or other appropriate form, so as to permit a non-underwritten public offering and resale of the Shares under the Act by the Acquirer. The Company agrees to diligently pursue making that registration statement effective. The Company will notify the Acquirer of the effectiveness of the Registration Statement within one business day of receiving notice from the Commission.

3.2.	The Company will maintain the Registration Statement or post-effective amendment filed under this Section 3 effective under the Act until the earliest of (i) the date that none of the Shares covered by such Registration Statement are or may become issued and outstanding, (ii) the date that all of the Shares have been sold pursuant to such Registration Statement, (iii) the date the Acquirer receives an opinion of counsel to the Company, which counsel shall be reasonably acceptable to the Acquirer, that the Shares may be sold under the provisions of Rule 144 without limitation as to volume, (iv) the date that all Shares have been otherwise transferred to persons who may trade such shares without restriction under the Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (v) the date all Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Act in the opinion of counsel to the Company, which counsel shall be reasonably acceptable to the Acquirer (the “Effectiveness Period”).

3.3.	All fees, disbursements and out-of-pocket expenses and costs incurred by the Company in connection with the preparation and filing of the Registration Statement under Section 3.1 and in complying with applicable securities and Blue Sky laws (including, without limitation, all attorneys’ fees of the Company) shall be borne by the Company. The Acquirer shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to the Shares being registered and the fees and expenses of their counsel. The Company at its expense will supply the Acquirer with copies of the applicable Registration Statement and the prospectus included therein and other related documents in such quantities as may be reasonably requested by the Acquirer.

3.4.	The Acquirer will cooperate with the Company in all respects in connection with this Agreement, including timely supplying all information reasonably requested by the Company (which shall include all information regarding the Acquirer and proposed manner of sale of the Shares required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares and entering into and performing their obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Nothing in this Agreement shall obligate the Acquirer to consent to be named as an underwriter in any Registration Statement.

4.   REPRESENTATIONS AND ACKNOWLEDGMENTS OF THE ACQUIRER.

     The Acquirer hereby represents, warrants, acknowledges and agrees that:

4.1.	Investment. The Acquirer is acquiring the Shares for the Acquirer’s own account, and not directly or indirectly for the account of any other person. The Acquirer is acquiring the Shares for investment and not with a view to distribution or resale thereof except in compliance with the Act and any applicable state law regulating securities. If the Acquirer decides to resell some or all of the Shares, it will use a broker satisfactory to the Company, and cause or instruct the broker to sell in an orderly manner, limiting sales to lot-size and volumes consistent with normal trading levels in the Company’s stock.

4.2.	Access to Information. Acquirer has consulted with its own attorney, accountant, or investment advisor as the Acquirer has deemed advisable with respect to the investment and has determined its suitability for Acquirer. The Acquirer has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company. The Acquirer has had access to such financial and other information as is necessary in order for the Acquirer to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which the Acquirer has had access. Acquirer acknowledges that neither the Company nor any of its officers, directors, employees, agents, representatives, or advisors have made any representation or warranty.

4.3.	Business and Financial Expertise. The Acquirer further represents and warrants that it has such business or financial expertise as to be able to evaluate its investment in the Company and purchase of the Shares.

4.4.	Speculative Investment. The Acquirer acknowledges that the investment in the Company represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within the Acquirer’s risk capital means and is not so great in relation to the Acquirer’s total financial resources as would jeopardize the personal financial needs of the Acquirer in the event such investment were lost in whole or in part.

4.5.	Unregistered Securities. Acquirer acknowledges that:

4.5.1.	The Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register any of the Shares under the Act, except as provided in Section 3 above. The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Act, will become available and any such exemption pursuant to Rule 144, if available at all, will not be available unless: (i) a public trading market then exists in the Company’s common stock, (ii) the Company has complied with the information requirements of Rule 144, and (iii) all other terms and conditions of Rule 144 have been satisfied.

4.5.2.	Transfer of the Shares has not been registered or qualified under any applicable state law regulating securities and, therefore, the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available. The Company has made no agreements, covenants or undertakings whatsoever to register or qualify any of the Shares under any such act. The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

4.5.3.	The Acquirer hereby certifies that it is an “accredited investor” as that term is defined in Rule 501 under the Act.

5.	TAX ADVICE. The Acquirer acknowledges that the Acquirer has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the shares. The Acquirer assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such shares.

6.	NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or five days, not including Saturdays, Sundays, or national holidays, after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

To the Company at:	Geron Corporation
230 Constitution Drive
Menlo Park, California 94025
Attention: Chief Financial Officer
Telephone: (650) 473-7700
Facsimile: (650) 473-7750

To the Acquirer at:	Finnegan Henderson Farabow Garrett & Dunner, LLP
1300 I Street, N.W., Suite 700
Washington, D.C. 20005-3315
Attention: Kenneth Meyers
Telephone: (202)408-4000
Facsimile: (202)408-4400

7.	BINDING EFFECT. This Agreement shall be binding upon the heirs, legal representatives and successors of the Company and of the Acquirer; provided, however, that the Acquirer may not assign any rights or obligations under this Agreement. The Company’s rights under this Agreement shall be freely assignable.

8.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America.

9.	COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be deemed an original but all of which together will constitute one and the same instrument

10.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties pertaining to the Shares and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

GERON CORPORATION

/s/ David L. Greenwood

By:	David L. Greenwood
Title:	Chief Financial Officer and Senior Vice
President, Corporate Development

FINNEGAN HENDERSON FARABOW GARRETT &
DUNNER, LLP

/s/ Kenneth J. Meyers

By:	Kenneth J. Meyers
Title:	Partner

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